Exhibit 99.2

Trammell Crow Company

Statements of Income

(in thousands, except share and per share data)

(UNAUDITED)

	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2005	2004	2005	2004
	(A)	(A)		(A)
Revenues:
User Services:
Facilities management	$114,528	$101,312	$59,391	$50,556
Corporate advisory services	64,789	56,278	40,116	33,744
Project management services	57,287	37,637	31,963	19,675
	236,604	195,227	131,470	103,975
Investor Services:
Property management	68,555	69,324	34,468	34,762
Brokerage	61,456	50,859	33,676	28,710
Construction management	5,174	4,061	2,959	2,343
	135,185	124,244	71,103	65,815

Development and construction	18,223	16,343	9,387	8,336
	390,012	335,814	211,960	178,126

Gain on disposition of real estate	2,531	4,331	963	3,885
Total Revenues	392,543	340,145	212,923	182,011

Costs and expenses:
Salaries, wages and benefits	258,559	228,945	132,818	112,793
Commissions	56,956	47,995	34,298	27,982
General and administrative	67,392	58,651	36,794	32,474
Depreciation and amortization	5,244	5,974	2,634	2,816
Interest	3,222	1,862	2,117	1,058
Total Expenses	391,373	343,427	208,661	177,123
Operating income (loss)	1,170	(3,282)	4,262	4,888
Interest and other income	1,407	1,361	483	477
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	2,577	(1,921)	4,745	5,365
Income tax (expense) benefit	(930)	826	(1,757)	(2,232)
Minority interest, net of income taxes (B)	3,251	(625)	1,263	(590)
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	4,567	6,683	2,984	713
Income from continuing operations	9,465	4,963	7,235	3,256
Income (loss) from discontinued operations, net of income taxes (B)	852	350	1,029	(42)
Net income	$10,317	$5,313	$8,264	$3,214

Diluted income per share:
Income from continuing operations	$0.27	$0.13	$0.20	$0.09
Income (loss) from discontinued operations	0.02	0.01	0.03	—
Net income	$0.29	$0.14	$0.23	$0.09

Weighted average common shares outstanding	36,097,902	37,426,216	36,053,250	37,462,293

Net income	$10,317	$5,313	$8,264	$3,214
Depreciation and amortization (C)	5,366	6,126	2,682	2,869
Interest (D)	3,680	2,128	2,362	1,153
Income tax expense	5,821	4,002	4,554	2,485
EBITDA (E)	$25,184	$17,569	$17,862	$9,721

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the three months ended March 31, 2005, and for the three and six months ended June 30, 2004, have been reclassified to conform to the presentation for the three months ended June 30, 2005. These reclassifications did not have any impact on net income or EBITDA.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C)  Includes depreciation and amortization related to discontinued operations of $48 and $122 for the three and six months ended June 30, 2005, respectively, and $53 and $152 for the three and six months ended June 30, 2004, respectively.

(D)  Includes interest related to discontinued operations of $245 and $458 for the three and six months ended June 30, 2005, respectively, and $95 and $266 for the three and six months ended June 30, 2004, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with United States generally accepted accounting principles (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.